EXHIBIT 99.1

Ceres Announces Fiscal Year 2013 Financial Results

•	Plantings have commenced for the 2013-14 growing season in Brazil.
•	Number of mills evaluating Ceres’ sorghum hybrids has increased over previous season.
•	Lower expenses forecast for fiscal year 2014.

THOUSAND OAKS, Calif. – November 21, 2013 – Energy crop company Ceres, Inc. (Nasdaq: CERE) today announced financial results for the fiscal year ended August 31, 2013 and provided an update on its business in Brazil.

The company reported that plantings for the 2013-2014 sorghum growing season in Brazil have commenced and are expected to continue through December. With industrial processing of Ceres’ sweet sorghum hybrids generally well established, these plantings consist primarily of smaller, multi-hybrid evaluations designed to determine yield potential, identify the best performing hybrids for specific regions and to demonstrate various crop management practices.

“Our goal this season is to clearly demonstrate the economic basis for sweet and high biomass sorghum cultivation and processing,” said Richard Hamilton, President and Chief Executive Officer of Ceres. “We have made a number of adjustments to our product development process and go-to-market approach, with an emphasis on consistent execution of our crop management protocols.”

Mr. Hamilton noted that field performance will largely determine the scale and pace at which the company’s products will be adopted moving forward. “We have significantly increased yields of fermentable sugars since our first industrial evaluations in 2011 and we expect to continue to develop a stream of higher-performing hybrids that provide a greater buffer to variable growing conditions and crop management practices,” he said.

Ceres Chief Financial Officer Paul Kuc indicated that the company is moving forward with previously reported plans to reduce expenses in fiscal year 2014. “The priority for our working capital will be product development and commercial activities related to sorghum and our near-term opportunity in Brazil. We will also continue to advance potentially high-value traits, like yield and drought resistance, in our pipeline for use in sorghum as well as in row crops,” he said.

RECENT BUSINESS Highlights

•	For the 2013-2014 season, Ceres expects to evaluate its sorghum hybrids at approximately 50 mills and mill suppliers. These evaluations include approximately 10 hybrids, including commercial and pre-commercial products. Plantings are expected to cover up to approximately 1,000 hectares compared to approximately 3,000 hectares the previous season due primarily to a greater focus among mills on field performance, which can be determined at a smaller scale than evaluations needed for confirming industrial performance. Approximately 30 mills evaluated the company’s sorghum products last season.

•	The company has expanded the number of locations and scope of field evaluations of pre-commercial products and advanced breeding materials in Brazil in order to better position its future products among various geographies, growing conditions and production practices. These breeding materials have demonstrated, among other characteristics, step increases in yields, greater yield stability, longer periods of industrial utilization and greater adaptation to various growing conditions and harvest times.

•	Former Brazil Agricultural Minister Roberto Rodrigues has agreed to chair a sorghum advisory council established by the company’s Brazilian subsidiary. The council will provide strategic advice and support for the introduction of the biofuel crop in Brazil. Members represent companies in industrial ethanol processing, agricultural production and bioenergy.

•	In October, Ceres announced that the company extended a joint market development agreement with Syngenta in Brazil. Under the renewed agreement, Syngenta and Ceres will continue to collaborate on field evaluations with mills. Syngenta indicated that it plans to move forward with its evaluations aimed at registering additional crop protection products for sorghum.

•	In China, field evaluations of several Ceres’ biotech traits in corn have demonstrated significantly higher grain yields under drought conditions. The company intends to seek out-licensing opportunities for certain of these traits in corn once further evaluations allow their commercial value to be more definitively determined.

•	In India, results from rice evaluations completed this month confirmed that genes developed by Ceres provided improved yield stability under drought and other stress conditions that routinely limit productivity. These genes are currently being introduced into breeding lines by the company’s commercialization partner in India.

•	In October, Ceres reported that it would further align expenditures with its near-term commercial opportunity in Brazil, relocate its Northern Hemisphere sorghum breeding activities, reduce research and development expenditures for U.S. cellulosic feedstocks, reduce overall costs and conserve cash. These changes are expected to deliver cash savings of up to approximately $5.0 million in fiscal year 2014 and up to approximately $8.0 to $10.0 million annually thereafter.

YEAR-END FINANCIAL RESULTS

Total revenues for the year ended August 31, 2013 were $5.2 million compared to $5.4 million for the previous fiscal year due primarily to a decrease in collaborative research revenue.

Cost of product sales was $6.2 million for the year ended August 31, 2013 compared to $2.4 million for the previous fiscal year. The increase was primarily due to write-down expenses of $2.2 million for obsolete seed inventory relating to the company’s sweet sorghum products and $1.7 million for crop management services performed under certain sales incentive and performance-based promotional programs for the 2012-2013 growing season in Brazil.

Research and development expenses decreased by $2.8 million to $16.4 million for the year ended August 31, 2013 compared to the previous fiscal year due primarily to reduced personnel and related expenses in the U.S. as well as reduced external R&D expenses.

Selling, general and administrative expenses were $15.2 million for the year ended August 31, 2013 compared to $12.6 million for the previous fiscal year due primarily to increased personnel and related administrative expenses in Brazil.

For the fiscal year ended August 31, 2013, Ceres reported a net loss of $32.5 million, or $1.31 per share, compared to a net loss of $29.4 million, or $2.18 per share, for the fiscal year ended August 31, 2012.

At August 31, 2013, cash and cash equivalents and marketable securities totaled $30.5 million.

Conference Call AND Webcast Information

Ceres has scheduled a conference call for 4:30 p.m. EST (1:30 p.m. PST) today to discuss year-end results. The webcast of the conference call may be accessed at investor.ceres.net. Audio of the teleconference is also available by dialing:

North America callers:
(877) 838-4153

International callers:
+1 (720) 545-0037

An audio replay of the call will be available two hours after the conclusion of the live call, and remain available on the Ceres website for 30 days.

ABOUT CERES

Ceres, Inc. is an agricultural biotechnology company that markets seeds for energy crops used in the production of renewable transportation fuels, electricity and bio-based products. The company combines advanced plant breeding and biotechnology to develop products that can address the limitations of first-generation bioenergy feedstocks, increase biomass productivity, reduce crop inputs and improve cultivation on marginal land. Its development activities include sweet sorghum, high-biomass sorghum, switchgrass and miscanthus. Ceres markets its products under its Blade brand.

CERES FORWARD-LOOKING STATEMENTS
This press release may contain forward-looking statements. All statements, other than statements of historical facts, including statements regarding Ceres’ efforts to develop and commercialize its products, short-term and long-term business strategies, market and industry expectations, future operating metrics, product yields and future results of operations and financial position, are forward-looking statements. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond Ceres’ control. Factors that could materially affect actual results can be found in Ceres’ filings with the U.S. Securities and Exchange Commission. Ceres undertakes no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing Ceres’ views as of any date subsequent to the date of this press release.

CERES, INC. AND SUBSIDIARY
Condensed Consolidated Statements of Operations
(In thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended August 31,		Year Ended August 31,
	2013	2012	2013	2012

Revenues:
Product sales	$—	$3	$462	$432
Collaborative research and government grants	898	1,161	4,781	4,939
Total revenues	898	1,164	5,243	5,371
Cost and operating expenses:
Cost of product sales	1,132	507	6,245	2,384
Research and development	3,617	3,634	16,401	19,155
Selling, general and administrative	3,488	3,673	15,187	12,634
Total cost and operating expenses	8,237	7,814	37,833	34,173
Loss from operations	(7,339)	(6,650)	(32,590)	(28,802)
Interest expense	(11)	(1)	(46)	(560)
Interest income	19	30	126	39
Other expense	—	—	—	(84)
Loss before income taxes	(7,331)	(6,621)	(32,510)	(29,407)
Income tax expense	—	(2)	(1)	(3)
Net loss	$(7,331)	$(6,623)	$(32,511)	$(29,410)
Basic and diluted net loss per share	$(0.29)	$(0.27)	$(1.31)	$(2.18)
Basic and diluted weighted average outstanding common shares used for net loss per share	24,886,140	25,509,940	24,796,030	13,488,336

CERES, INC. AND SUBSIDIARY
Condensed Consolidated Balance Sheets
(In thousands, except share amounts)

	August 31,	August 31,
	2013	2012

Assets
Current assets:
Cash and cash equivalents	$8,881	$21,069
Marketable securities	21,630	33,565
Prepaid expenses	791	1,050
Accounts receivable	957	765
Inventories	20	841
Other current assets	157	278
Total current assets	32,436	57,568
Property and equipment, net	4,633	5,756
Marketable securities	—	5,720
Other assets	109	203
Total long-term assets	4,742	11,679
Total assets	$37,178	$69,247

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$3,825	$5,476
Deferred revenue	—	701
Deferred rent	18	31
Current portion of long-term debt	154	134
Total current liabilities	3,997	6,342
Deferred rent	93	88
Long-term debt, net of current portion	82	256
Total liabilities	4,172	6,686
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value; 490,000,000 shares authorized; 24,897,199 shares issued and outstanding at August 31, 2013; 24,549,029 shares issued and outstanding at August 31, 2012.	248	245
Additional paid-in capital	308,038	304,672
Accumulated other comprehensive loss	(696)	(283)
Accumulated deficit	(274,584)	(242,073)
Total stockholders’ equity	33,006	62,561
Total liabilities and stockholders’ equity	$37,178	$69,247

CONTACT:

Ceres, Inc.
Gary Koppenjan
Investors (805) 375-7801
ir@ceres.net